G.S.
Schwartz
& Co. Inc.

      Public Relations

470 Park Avenue South, New York, NY 10016   (212) 725-4500             NEWS
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FOR IMMEDIATE RELEASE
CONTACT:
Harvey Kamil, EVP/CFO                                  Carl Hymans
NBTY, Inc.                                             G.S. Schwartz & Co.
516-244-2020                                           212-725-4500

                   NBTY SIGNS MEMORANDUM OF UNDERSTANDING
                       TO SETTLE CLASS ACTION LAWSUIT
             --ANNOUNCES RECORD SALES RESULTS FOR FISCAL 1997--

      BOHEMIA, NY, October 23, 1997--NBTY, Inc. (NASDAQ: NBTY), a worldwide leading manufacturer and marketer of high-quality vitamins and nutritional supplements, announced that it has signed a memorandum of understanding to settle a class action lawsuit. Under the terms of the settlement, the Company will pay a total of $8 million, comprised of $4.4 million in cash and $3.6 million in stock. An undetermined portion of that payment will be covered by insurance reimbursement.

      Although the settlement agreement has been reached between the Company and the attorneys representing the class, the litigation which was commenced in October 1994 in the U.S. District Court, Eastern District of New York, still requires the approval of the Court to be finalized.

      Scott Rudolph, Chairman and Chief Executive Officer of NBTY, Inc., said, "We have vigorously denied all allegations since the litigation was first filed three years ago, and continue to do so. However, the time required of senior management combined with the financial expense of continuing the litigation led to our decision to settle the case."

      Financial charges from the litigation settlement will be taken as a one-time charge in the fourth quarter for the fiscal year ended September 30, 1997. In addition, the Company will be taking an additional $2.3 million one-time charge in settlement of an interest rate hedge in conjunction with the recent acquisition of Holland & Barrett and related financing.

      The Company also announced total sales for the fiscal year ended September 30, 1997 increased 44% to $281 million compared to $194 million a year ago. The $281 million includes $23 million in revenues from Holland and Barrett, the largest chain of vitamin and healthfood stores in the United Kingdom, which was acquired by NBTY in August 1997. Without the inclusion of revenue from Holland & Barrett, total sales for fiscal 1997 increased 32.5% to $268 million.

      This release contains forward looking statements which are subject to various risks and uncertainties.

      NBTY is committed to educating consumers on the importance of nutritional supplements as an essential part of a healthy lifestyle.

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